Contact:
Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS®, INC. REPORTS PERIOD THIRTEEEN SAME-STORE SALES

CARPINTERIA, Calif. – February 3, 2010 – CKE Restaurants, Inc. (NYSE: CKR) announced today period thirteen company-operated same-store sales for the period ended January 25, 2010, for Carl’s Jr.® and Hardee’s®.

Brand	Period 13		Fourth Quarter		Fiscal Year
	FY 2010	FY 2009	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	-9.0%	-0.2%	-8.7%	-0.6%	-6.2%	+2.1%
Hardee’s	-2.8%	+0.7%	-2.5%	+1.5%	-0.9%	+1.2%
Blended	-6.4%	+0.1%	-6.0%	+0.3%	-3.9%	+1.7%

“Same-store sales remained weak in the final period of our fiscal 2010 with no real improvement in the overall economy or the unemployment rates in the markets we serve and with the deep-discount burger wars continuing during the traditionally slow winter months,” said Andrew F. Puzder, chief executive officer. “Both brands’ sales results were also significantly impacted by worse weather this year than in the prior year. Carl’s Jr., experienced severe rain in its core West Coast markets for most of the final week of the period and Hardee’s experienced severe winter weather in several of its core mid-west and southeast markets. Regardless of when the overall economy turns around, we remain steadfastly focused on protecting our brand image for the long run while trying to grow same-store sales in the short run. Given the state of the economy, I’m proud of our profitability and we will continue to focus on the excellent value-for-the money of our premium products and new initiatives to improve same-store sales and increase market share.

“For example, last week at Carl’s Jr. we introduced the ultimate comfort food, Grilled Cheese Bacon Burgers™. With four slices of melted American and Swiss cheese on grilled sourdough bread combined with a bacon cheese burger, you won’t leave hungry.

“Also. starting last week, Hardee’s customers could get their fill at Breakfast with a Double Sausage Egg ‘N’ Cheese Biscuit and at Lunch/Dinner with their choice of a Jalapeno Chicken Sandwich or Thickburger.

“We’ve also been working to quickly expand our franchise presence and we recently signed deals in Texas for 31 new Carl’s Jr. restaurants. There are currently 34 Carl’s Jr. restaurants open in Texas with an additional 352 units planned over the coming decade.”

Period Thirteen Revenue Trends
For period thirteen, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Brand	Period 13		Fourth Quarter		Fiscal Year
($ in millions)	FY 2010	FY 2009	FY 2010	FY 2009	FY 2010	FY 2009
Carl’s Jr.	$42.0	$45.3	$132.7	$142.4	$604.9	$625.1
Hardee’s	$32.0	$33.1	$104.1	$108.0	$479.3	$506.0
Total	$74.0	$78.4	$236.8	$250.4	$1,084.2	$1,131.1

For period thirteen, trailing-13 period average unit volume from company-operated restaurants was as follows:

Brand	Period 13
($ in thousands)	FY 2010	FY 2009
Carl’s Jr.	$1,438	$1,528
Hardee’s	$1,002	$993
Blended	$1,206	$1,232

As has been the practice, the Company is providing general insight on selected items for the fourth quarter of fiscal 2010. However, investors should be aware that the Company has yet to complete its review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or its business in general.

“On a consolidated basis, fiscal 2010 fourth quarter restaurant level margin as a percentage of company-operated restaurants revenue is anticipated to decrease to 16.0 percent to 16.3 percent as compared to the fourth quarter of fiscal 2009, when consolidated restaurant level margin was 18.0 percent. On a consolidated basis, fiscal 2010 restaurant level margin as a percentage of company-operated restaurants revenue is anticipated to decrease to 18.5 percent to 18.7 percent as compared to fiscal 2009, when consolidated restaurant level margin was 18.9 percent,” said Ted Abajian, Executive Vice President and Chief Financial Officer.

“We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be 40 to 50 basis points lower than our results for the fourth quarter of fiscal 2009. In the prior year fourth quarter, food and packaging costs on a consolidated basis were 29.3 percent of company-operated restaurants revenue.

“We expect labor and employee benefit costs as a percentage of company-operated restaurants revenue to be 125 to 135 basis points higher than our results for the fourth quarter of fiscal 2009. In the prior year fourth quarter, labor and employee benefit costs on a consolidated basis, were 29.0 percent of company-operated restaurants revenue.

“We anticipate consolidated occupancy and other costs as a percentage of company-operated restaurants revenue for the fourth quarter will be approximately 100 to 110 basis points higher than the results reported in the fourth quarter of fiscal 2009 primarily due to an increase in depreciation expense of approximately 100 basis points related to our ongoing remodel program and the deleveraging impact of our blended same-store sales decline during the fourth quarter of fiscal 2010. In the prior year fourth quarter, occupancy and other costs on a consolidated basis, were 23.7 percent of company-operated restaurants revenue.

“The company expects interest expense for the fourth quarter to be approximately $4.6 million. This figure includes interest paid on the Company’s term loan and revolving credit facility, as well as an estimated $1.9 million unfavorable adjustment to mark-to-market the Company’s interest rate swap agreements.”

Upcoming Communications
The Company will report period one, ending February 22, 2010, same-store sales on or about March 3, 2010 and fourth quarter earnings results on or about March 24, 2010.

Safe Harbor Disclosure
Matters discussed in this press release contain forward-looking statements including expectations related to the effect of the Company’s future brand strategies, and the impact of the Company’s sales and marketing initiatives, on profitability and future operating results and market share and are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, the Company’s ability to compete with other restaurants, supermarkets and convenience stores; changes in economic conditions which may affect the Company’s business and stock price; the effect of restrictive covenants in the Company’s credit facility on the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; the operational and financial success of the Company’s franchisees; changes in consumer preferences and perceptions; changes in the price or availability of commodities; changes in the Company’s suppliers’ ability to provide quality products to the Company in a timely manner; the effect of the media’s reports regarding food-borne illnesses and other health-related issues on the Company’s reputation and its ability to obtain products; the seasonality of the Company’s operations; increased insurance and/or self-insurance costs; the Company’s ability to select appropriate restaurant locations, construct new restaurants, complete remodels of existing restaurants and renew leases with favorable terms; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,147 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,221 Carl’s Jr. restaurants and 1,913 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

Source: CKE Restaurants, Inc.